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                                                                Exhibit 10.15


                      PACKAGING RESOURCES CHANGE OF CONTROL PLAN

     Packaging Resources Group, Inc. and Packaging Resources Incorporated hereby establish and adopt the Packaging Resources Change of Control Plan (the "Plan") effective as of May 7, 1999 (the "Effective Date"), to provide additional employment security for certain employees in the event of a Change in Control (as defined in Section 1.2).

                                      ARTICLE I
                                     DEFINITIONS

Whenever used herein, the following terms shall have the meanings hereinafter set forth:

1.1 "ANNUAL COMPENSATION" shall mean the sum of (a) the Eligible Employee's salary rate in effect on the date of the Change in Control, and (b) the average annual bonus paid to the Eligible Employee during the three year period immediately preceding the Change in Control pursuant to any annual bonus or incentive plan maintained by an Employer.

1.2 "CHANGE IN CONTROL" shall be deemed to occur on the earlier of (a) the date that shareholders of either Employer are required under Section 3.5(c) of the Warrant Agreement to sell their "Equity Interests" (as defined in the Warrant Agreement) or (b) the date on which Incumbent Directors shall cease to constitute a majority of the Board of Directors of each Employer.

1.3 "COMPENSATION MULTIPLE" shall mean (a) three for each Eligible Employee employed by the Employer at a Vice President level or higher and (b) two for each Eligible Employee employed by the Employer at a Director level.

1.4 "ELIGIBLE EMPLOYEE" shall mean each employee of the Employers who as of the date of a Change in Control is employed by the Employer at a Director level or higher.

1.5 "EMPLOYERS" shall mean Packaging Resources Group, Inc. and Packaging Resources Incorporated and any successor to either.

1.6 "EMPLOYMENT TERMINATION" shall mean the effective date on which an Employer terminates the Eligible Employee's employment with the Employers without Good Cause or the Eligible Employee voluntarily terminates such employment with Good Reason.

1.7 "GOOD CAUSE" shall mean: (a) the Eligible Employee's willful or intentional breach of any of his employment duties or obligations to an Employer resulting in a financial detriment that is material to the Employers as a whole or (b) the Eligible Employee is convicted of a felony or misdemeanor that materially damages the reputation, business or property of an Employer. For purposes of clauses (a) and (b) of this definition:
     (i) no act, or failure to act, on the Eligible Employee's part shall be deemed "willful" unless done, or omitted to be done, by the Eligible Employee not in good faith and without reasonable belief that the Eligible Employee's act, or failure to act, was in the best interest of the Employers; and (ii) in the event of a

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     dispute concerning the application of this provision, no claim by the
     Employers that Cause exists shall be given effect unless the Employers establish to at least a majority of the Incumbent Board, by clear and convincing evidence, that Good Cause exists.

1.8 "GOOD REASON" shall exist if, without the Eligible Employee's express written consent:

     (a) an Employer reduces the nature, scope, level or extent of the Eligible Employee's responsibilities from the nature, scope, level or extent of such responsibilities prior to the Change in Control, or an Employer fails to provide the Eligible Employee with adequate office facilities and support services to perform the nature, scope, level or extent of the Eligible Employee's responsibilities;

     (b) an Employer reduces the Eligible Employee's salary below his or her salary in effect as of the date of the Change in Control;

     (c) an Employer requires the Eligible Employee to relocate the Eligible Employee's principal business office or principal place of residence from its location on the Effective Date, or assigns to the Eligible Employee duties that would reasonably require such relocation; or

     (d) an Employer fails to continue in effect any cash or stock-based incentive or bonus plan, pension plan, welfare benefit plan, or other benefit plan, program or arrangement, unless the aggregate value (as computed by an independent employee benefits consultant selected by an Employer) of all such compensation, pension and welfare benefit plans, programs and arrangements provided to the Eligible Employee is not materially less than their aggregate value as of the date of the Change in Control.

1.9 "INCUMBENT DIRECTOR" shall mean each director on the Boards of Directors of the Employers on the Effective Date. A individual who becomes a director on the Boards of Directors of the Employers, and whose nomination was approved by a vote of at least a majority of the Incumbent Directors shall become an "Incumbent Director;" provided, however, that in no event will a director appointed to the Boards of Directors pursuant to Section 3.5(c) of the Warrant Agreement be an "Incumbent Director."

1.10 "PENSION PLAN" shall mean each pension plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) maintained or contributed to by an Employer.

1.11 "WARRANT AGREEMENT" shall mean the Stock and Warrant Holders Agreement dated as of June 30, 1993, as amended as of September 24 1996, among Packaging Resources Group, Inc., Howard P. Hoeper, HPH Industries, Ltd., Apollo Packaging Partners, L.P. and certain affiliates of Trust Company of the West.


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1.12 "WELFARE BENEFIT PLAN" shall mean each welfare plan (as defined in Section
     3(1) of ERISA) maintained or contributed to by an Employer, including, but not limited to a plan that provides health (including medical and dental), life, accident or disability benefits or insurance, or similar coverage.

                                      ARTICLE II
                   PAYMENTS AND BENEFITS UPON A CHANGE IN CONTROL

2.1 PAYMENTS UPON A CHANGE IN CONTROL. Within 30 days of a Change in Control, the Employers shall make a lump sum cash payment to the Eligible Employee equal to the sum of the following:

     (a) the Eligible Employee's Annual Compensation multiplied by the Compensation Multiple.

     (b) the sum of (i) the Employer contributions the Eligible Employee would have received under the Pension Plan in which the Eligible Employee participated as of the Change of Control as in effect immediately prior to the Change in Control if the Eligible Employee's employment had continued for the number of years equal to the Compensation Multiple following his or her Employment Termination at the Eligible Employee's Annual Compensation rate, and (ii) if the Eligible Employee is not fully vested in his benefits under any Pension Plan as of his or her Employment Termination, the difference between the Eligible Employee's total account balance under each Pension Plan and the Eligible Employee's vested account balance under each the Pension Plan.

2.2 WELFARE BENEFIT PLANS. If (a) within one year after a Change in Control, the Eligible Employee's employment with the Employers terminates for any reason, or (b) within two years after a Change in Control, an Employer terminates the Eligible Employee's employment with the Employers without Good Cause or the Eligible Employee voluntarily terminates such employment with Good Reason, the Employers shall provide Welfare Benefits to the Eligible Employee according to this Section. For each Welfare Benefit Plan in which the Eligible Employee was eligible to participate at the time of the Change in Control, for the period beginning on the Eligible Employee's Employment Termination and ending the number of years equal to the Compensation Multiple after such date, the Eligible Employee shall continue to participate in such Welfare Benefit Plan on the same basis and at the same cost to the Eligible Employee as immediately prior to the Change in Control (or, if more favorable to the Eligible Employee, as was the case at any time thereafter), or, if any benefit or coverage cannot be provided under a Welfare Benefit Plan because of applicable law or contractual provisions, the Employers shall provide the Eligible Employee with substantially similar benefits and coverage for such period. Immediately following the expiration of the continuation period required by the preceding sentences, the Eligible Employee shall be entitled to elect continued group health benefit plan coverage in accordance with Section 4980B of the Internal Revenue Code of 1986, as amended (the "Code"), ("COBRA


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     coverage").  The COBRA coverage shall be consecutive to the benefits and coverage otherwise provided for in this Section.

2.3 ELIGIBLE EMPLOYEE'S DEATH. If the Eligible Employee dies after a Change in Control but before the complete payment of any amount or benefit required under this Plan, the Employers will pay such amount or benefit to the Eligible Employee's surviving spouse, or if there is no surviving spouse, to the Eligible Employee's estate.


                                      ARTICLE III
                     CERTAIN ADDITIONAL PAYMENTS BY THE EMPLOYERS

3.1 GROSS-UP. Anything in this Plan to the contrary notwithstanding, in the event that any payment, benefit or distribution by or on behalf of the Employers to or for the benefit of any Eligible Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise, but determined without regard to any additional payments required under this Article) (the "Payments") is determined to be an "excess parachute payment" pursuant to Code Section 280G or any successor or substitute provision of the Code, with the effect that the Eligible Employee is liable for the payment of the excise tax described in Code
     Section 4999 or any successor or substitute provision of the Code (the "Excise Tax"), then the Employers shall pay to the Eligible Employee an additional amount (the "Gross-Up Payment") such that the net amount retained by the Eligible Employee, after deduction of any Excise Tax on the Payments and any federal, state and local income and employment taxes and Excise Tax on the Gross-Up Payment, shall be equal to the total Payments.

3.2 DETERMINATION OF GROSS-UP. For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the Payments shall be treated as "parachute payments" (within the meaning of Code Section 280G(b)(2)) unless, in the opinion of tax counsel ("Tax Counsel") reasonably acceptable to the Eligible Employee and selected by the accounting firm that was, immediately prior to the Change in Control, the Employers' independent auditor (the "Auditor"), such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Code Section 280G(b)(4)(A), and (ii) all "excess parachute payments" within the meaning of Code Section 280G(b)(1) shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of Code Section 280G(b)(4)(B)) in excess of the Base Amount allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax. For purposes of determining the amount of the Gross-Up Payment, the Eligible Employee shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Eligible Employee's residence, or if higher, in the state and locality of the Eligible Employee's principal place of employment, on the Date of Termination (or if there is no Date of Termination, then the date on which the Gross-Up Payment is calculated for purposes of


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     this Section), net of the maximum reduction in federal income taxes that could be obtained from deduction of such state and local income taxes.

3.3 FINAL DETERMINATION. In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, the Eligible Employee shall repay to the Employers, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by the Eligible Employee to the extent that such repayment results in a reduction in Excise Tax and/or a federal, state or local income or employment tax deduction) plus interest on the amount of such repayment at 120% of the rate provided in Code
     Section 1274(b)(2)(B). In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Employers shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Eligible Employee with respect to such excess) at the time that the amount of such excess is finally determined. The Eligible Employee and the Employers shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Payments.

                                      ARTICLE IV
                                    MISCELLANEOUS

4.1 MITIGATION AND SET-OFF. An Eligible Employee shall not be required to mitigate his damages by seeking other employment or otherwise. The obligations of the Employers under this Plan shall not be reduced in any way by reason of any compensation or benefits received (or foregone) by an Eligible Employee from the Employers or from sources other than the Employers after such Eligible Employee's Employment Termination, or any amounts that might have been received by such Eligible Employee in other employment if he sought such employment. An Eligible Employee's entitlement to benefits and coverage under this Plan shall continue, and shall not be affected, if he obtains other employment after his Employment Termination, provided that any such benefit or coverage shall not be furnished if the Eligible Employee expressly waives the specific benefit or coverage by giving written notice of waiver to the Employers.

4.2 LEGAL EXPENSES. If an Eligible Employee incurs legal or other fees and expenses in an effort to secure or preserve his rights under the Plan, the Employers shall, regardless of the outcome of such effort, reimburse the Eligible Employee for such fees and expenses and shall pay the Eligible Employee a tax gross-up payment for the taxes he incurs with respect to the reimbursement of such fees and expenses. The Employers shall reimburse an Eligible Employee for such fees and expenses on a monthly basis within 10 days after his request for reimbursement accompanied by evidence that the fees and expenses were incurred. If an Eligible Employee's claim, or his defense of a claim by the Employers, does not prevail (after


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     exhaustion of all available judicial remedies) and the Employers establish before a court of competent jurisdiction, by clear and convincing evidence, that the Eligible Employee had no reasonable basis for his claims hereunder, or for his response to the claim of the Employers, and acted in bad faith, such Eligible Employee shall not be entitled to further reimbursement for fees and expenses under this Section with respect to such claim and such Eligible Employee shall refund to the Employers any amounts previously reimbursed under this Section with respect to such claim.

4.3 LATE PAYMENTS. If the Employers fail to pay any amount provided under this Plan when due, the Employers shall pay interest on such amount at an annual rate equal to thirteen percent (13%). Notwithstanding the foregoing, if the interest rate determined under the preceding sentence exceeds the highest legally-permissible interest rate, then the interest rate shall be the highest legally-permissible interest rate.

4.4 INTERPRETATION. The validity, interpretation and construction of this Plan shall be governed by the laws of the State of Delaware without regard to the conflict of law principles thereof.

4.5 WITHHOLDING. The Employers may withhold from any payment that is required under this Plan amounts legally required to satisfy applicable withholding requirements under any federal, state or local law.

4.6 AMENDMENT OR TERMINATION. Prior to a Change in Control, this Plan may be amended or terminated at any time or from time to time by a majority of the Incumbent Directors. After a Change in Control, this Plan may be amended or terminated at any time or from time to time by the Boards of Directors of the Employers. Notwithstanding the foregoing, no modification, amendment or termination of the Plan after a Change in Control shall alter or impair an Eligible Employee's rights under the Plan if the Eligible Employee was employed by an Employer on the date of the Change in Control. Without limiting the foregoing, this Plan shall terminate on January 1, 2004 in the event a Change of Control has not theretofore occurred.

4.7 FINANCING. Cash payments under this Plan are general obligations of the Employers, and the Eligible Employees shall have only an unsecured right to payment thereof out of the general assets of the Employers.
     Notwithstanding the foregoing, the Employers may, by agreement with one or more trustees selected by the Employers, create a trust on such terms as the Employers shall determine to make payments to the Eligible Employees in accordance with the terms of this Plan.

4.8 SEVERABILITY. In the event that any provision or portion of this Plan is determined to be invalid or unenforceable for any reason, the remaining provisions of this Plan shall be unaffected thereby and shall remain in full force and effect.


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